Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income increased by $744 thousand, or 80.1%, to $1.7 million for the three-month period ended September 30, 2018 compared with the same period last year
●	Total loans increased by $10.2 million, or an annualized 12.8%, for the three-month period ended September 30, 2018 compared to June 30, 2018
●	Total deposits increased by $10.6 million, or an annualized 9.8%, for the three-month period ended September 30, 2018 compared to June 30, 2018
●	Non-performing loans to total loans declined to 0.32% at September 30, 2018

Minerva, Ohio— October 18, 2018 (OTCQB: CBKM) Consumers Bancorp, Inc. (Consumers) reported net income of $1.7 million for the first fiscal quarter of 2019, an increase of $744 thousand from the same period last year. Earnings per share for the first fiscal quarter of 2019 were $0.61 compared to $0.34 for the same period last year. Net income for the first fiscal quarter of 2019 was positively impacted by a net gain on sale of securities of $587 thousand, or $464 thousand after-tax. Excluding the $464 thousand after-tax gain on sale of securities, net income was $1.2 million, or a 30.1% increase from the same period last year.

Assets at September 30, 2018 totaled $510.8 million, an increase of $8.2 million, or an annualized 6.5%, from June 30, 2018. Loans increased by $10.2 million, or an annualized 12.8%, and deposits increased by $10.6 million, or an annualized 9.8% from June 30, 2018.

“A number of positive factors contributed to our strong first quarter earnings. A 13% increase in gross loans, a 15% increase in gains from the sale of mortgage loans, and a 159-basis point improvement in the bank’s core efficiency all supported a 30% increase in core first fiscal quarter of 2019 earnings’’1. In addition, the 21% statutory federal tax rate made effective by the Tax Cut and Jobs Act of 2017 is fully reflected in this quarter’s results,” said Ralph J. Lober, II, President and Chief Executive Officer. “The bank’s nonperforming assets and loan delinquency levels, both near historic lows, have also contributed to the strong first quarter results,” he continued. “Strong commercial loan and mortgage pipelines reflect the impact of the bank’s prior investments in business development positions. We believe we gained new deposit and loan customers because of our strong marketing efforts and the closings of competitors’ branches in our markets. While new business activity is strong, the flattening yield curve through September 30, 2018 has slowed expected gains in the net interest margin,” he noted.

The net interest margin was 3.70% for the quarter ended September 30, 2018, 3.70% for the quarter ended June 30, 2018 and was 3.63% for the quarter ended September 30, 2017. The Corporation’s yield on average interest-earning assets was 4.20% for the three months ended September 30, 2018, an increase from 3.96% for the same period last year. The Corporation’s cost of funds was 0.69% for the three months ended September 30, 2018 and 0.46% for the same period last year.

Other income increased by $623 thousand to $1.5 million for the first quarter of fiscal year 2019 compared with $872 thousand for the same period last year. Other income for the first quarter of fiscal year 2019 included a $587 thousand gain from the sale of securities compared with a $38 thousand gain for the same prior year period. Excluding the securities gains, non-interest income increased by $74 thousand, or 8.9%, primarily as a result of increases in debit card interchange income and gain on sale of mortgage loans.

1 The Company defines core earnings as net income less after-tax gain on sale of securities.  Net income, the most comparable GAAP financial measure, is disclosed in the first paragraph of this release. The Company uses this non-GAAP financial measure internally to evaluate the performance of the business.  We believe that presentation of this non-GAAP financial measure is helpful to an investor’s overall understanding of the Company’s financial performance and ongoing business activities.

Other expenses increased by $291 thousand, or 8.6%, for the first fiscal quarter of 2019 from the same period last year. The increase in other expenses was primarily the result of an increase in salary and benefit expenses and professional fees.

Non-performing loans were $1.1 million at September 30, 2018 and June 30, 2018 and $980 thousand at September 30, 2017. The allowance for loan losses (ALLL) as a percent of total loans at September 30, 2018 was 1.08% and the net charge-off ratio was zero for the three months ended September 30, 2018. The ALLL to loans ratio was 1.11% at September 30, 2017 and a net recovery of $18 thousand was recorded for the three-month period ended September 30, 2017.

Consumers provides a complete range of banking and other investment services to businesses and clients through its thirteen full service locations and two loan production offices in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies; the nature, extent, timing, and results of governmental actions; and other factors that may affect our future results. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Months Ended
Consolidated Statements of Income	September 30, 2018	June 30, 2018	September 30, 2017
Total interest income	$4,895	$4,729	$4,143
Total interest expense	596	523	357
Net interest income	4,299	4,206	3,786
Provision for loan losses	115	60	90
Other income	1,495	878	872
Other expenses	3,684	3,703	3,393
Income before income taxes	1,995	1,321	1,175
Income tax expense	322	239	246
Net income	$1,673	$1,082	$929
Basic and diluted earnings per share	$0.61	$0.40	$0.34

Consolidated Statements of Financial Condition	September 30, 2018	June 30, 2018	September 30, 2017
Assets
Cash and cash equivalents	$10,785	$7,772	$14,179
Certificates of deposit in other financial institutions	2,973	2,973	3,921
Securities, available-for-sale	137,668	144,028	136,382
Securities, held-to-maturity	3,929	4,024	4,164
Federal bank and other restricted stocks, at cost	1,459	1,459	1,425
Loans held for sale	2,663	1,448	2,061
Total loans	328,682	318,509	287,718
Less: allowance for loan losses	3,538	3,422	3,194
Net loans	325,144	315,087	284,524
Other assets	26,168	25,828	24,991
Total assets	$510,789	$502,619	$471,647
Liabilities and Shareholders’ Equity
Deposits	$440,539	$429,963	$383,840
Other interest-bearing liabilities	22,641	25,123	40,209
Other liabilities	3,639	3,772	3,327
Total liabilities	466,819	458,858	427,376
Shareholders’ equity	43,970	43,761	44,271
Total liabilities and shareholders’ equity	$510,789	$502,619	$471,647

	At or For the Three Months Ended
Performance Ratios:	September 30, 2018	June 30, 2018	September 30, 2017
Return on Average Assets (Annualized)	1.32%	0.87%	0.79%
Return on Average Equity (Annualized)	14.92	10.02	8.35
Average Equity to Average Assets	8.82	8.67	9.46
Net Interest Margin (Fully Tax Equivalent)	3.70	3.70	3.63

Market Data:
Book Value to Common Share	$16.08	$16.03	$16.21
Dividends Paid per Common Share (QTD)	0.13	$0.125	0.12
Period End Common Shares	2,733,845	2,729,644	2,729,644

Asset Quality:
Net Charge-offs (Recoveries) to Total Loans (Annualized)	—	(0.05)%	(0.02)%
Non-performing Assets to Total Assets	0.21%	0.22	0.21
ALLL to Total Loans	1.08	1.07	1.11